SECOND EXTENSION OF EXPIRATION DATE

                         Offer to Purchase for Cash
                  All Outstanding Shares of Common Stock
                                    of
                          NEW WEST EYEWORKS, INC.
                                    at
                            $13.00 NET PER SHARE
                                    by
                            NW ACQUISITION CORP.
                         a Wholly-Owned Subsidiary
                                    of
                     NATIONAL VISION ASSOCIATES, LTD.

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| THE OFFER WILL NOW EXPIRE AT 12:00 MIDNIGHT ON FRIDAY, OCTOBER  |
| 9, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").  SHARES       |
| TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME     |
| PRIOR TO THE EXPIRATION DATE.                                   |
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     THE OFFER CONTINUES TO BE CONDITIONED UPON, AMONG OTHER
THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO
THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 51% OF THE OUTSTANDING SHARES OF COMMON STOCK
OF NEW WEST EYEWORKS, INC. AS DETERMINED IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE OFFER.
                     _______________________

                            IMPORTANT
                     _______________________

To the Holders of Common Stock of New West Eyeworks, Inc.:

     NW Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of National Vision Associates, Ltd., a Georgia corporation ("Parent"), hereby notifies you that the offer referenced above (the "Offer") has been further extended to Midnight, Eastern Time, October 9, 1998. Capitalized terms not defined in this Second Extension of Expiration Date have the meanings assigned to them in the Offer to Purchase, dated July 20, 1998, relating to the above-referenced Offer.

     As indicated in the materials previously distributed in connection with the Offer, Parent must obtain financing in order to provide the funds necessary to consummate the Offer. Parent continues to pursue such financing.

     To date, approximately 4,700,400 Shares have been validly tendered and not withdrawn pursuant to the Offer. In addition, the holders of Convertible Preferred Stock and Company Warrants have entered into Letter Agreements in which they have agreed to convert or exercise such securities and tender the Shares received thereupon in the Offer. The number of Shares issuable and subject to such Letter Agreements is 806,563. The total number of such tendered or committed Shares is approximately 5,507,000, which represents approximately 96.7% of the outstanding Shares, assuming conversion of all Convertible Preferred Stock and exercise of all outstanding Company Warrants, and which number of Shares would satisfy the Minimum Tender Condition.

     Questions and requests for assistance or for additional copies of this Second Extension of Expiration Date, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed
Delivery may be directed to the Information Agent at its respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

             The Information Agent for the Offer is:

                             GEORGESON
                          & COMPANY INC.
                          ==============

                   Wall Street Plaza, 30th Floor
                           88 Pine Street
                     New York, New York  10005
            Banks and Brokers Call Collect:  (212) 440-9800
               ALL OTHERS CALL TOLL FREE:  1-800-223-2064

               The Dealer Manager for the Offer is:

                        SCHRODER & CO., INC.

                         Equitable Center
                        787 Seventh Avenue
                      New York, New York  10019
                           (212) 492-6000